EXHIBIT 99.1

NEOSE RECEIVES CLEARANCE TO INITIATE HUMAN
CLINICAL TRIALS FOR NE-180 (GLYCOPEGYLATED EPO)
IN WESTERN EUROPE

HORSHAM, Pa., January 3, 2005 — Neose Technologies, Inc. (Nasdaq: NTEC) today announced that it has been notified by the regulatory authority in a Western European jurisdiction that it can commence human clinical trials for NE-180, the company’s long-acting, GlycoPEGylated erythropoietin for the treatment of anemia. The Company expects to initiate a Phase I, single ascending-dose trial in healthy volunteers next month and conclude the trial in mid-2006.

About Neose Technologies, Inc.

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit http://www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that NE-180 fails in clinical trials, the risk that we will never receive regulatory approval of NE-180 and the risk that we will be unable to successfully commercialize or market NE-180. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.